Exhibit 2

Sales Plan

Sales Plan, adopted September 12, 2014 (the “Sales Plan”), between the Rodney C. Sacks 2012 Option Grantor Annuity Trust and the Rodney C. Sacks Trust (collectively, “Seller”) and J.P. Morgan Securities LLC (“JPMS”).  The purpose of this Sales Plan is to achieve the investment objectives of broader diversification of investments, while reducing the risk of over concentration in a particular investment.

RECITALS

WHEREAS, the Seller desires to establish this Sales Plan to sell common shares (the “Stock”) of Monster Beverage Corporation (“the “Issuer”); and

WHEREAS, the Seller desires to sell a total of 200,000 shares of Stock (the “Total Plan Shares”), and

WHEREAS, the Seller desires to engage JPMS to effect sales of shares of Stock in accordance with the Sales Plan;

NOW, THEREFORE, the Seller and JPMS hereby agree as follows:

A.  IMPLEMENTATION OF THE SALES PLAN

1.                    JPMS shall effect sales (each a “Sale”) of shares of Stock only on days on which the Nasdaq Global Select (the “Exchange”) is open and the Stock trades regular way on the Exchange, pursuant to the specific instructions specified on Schedule A.

2.                    Seller acknowledges and agrees that JPMS will handle the above order on a best efforts basis.  In the event any limit prices of orders are away from the prevailing market prices at any time, there can be no assurance that such orders will be executed in whole or in part.  Seller agrees that all orders may be partially executed and will not be treated as an all or none order.  JPMS may effect sales of Stock which may coincide with sales of Stock by other accounts held with JPMS including, but not limited to, sales made pursuant to other sales plans with JPMS.  In such instances, JPMS will make allocations in a manner believed by JPMS to be equitable to each client.  JPMS may aggregate sales of Stock under the Sales Plan with sales of the Stock by other JPMS accounts.

3.                    Seller agrees to deposit 200,000 shares of Stock into the JPMorgan Chase Bank, N.A. Asset Custody Account or JPMS Margin Brokerage Account (“Account”).  JPMS reserves the right to suspend or cancel this Sales Plan prior to the first Sale if the shares of Stock have not been deposited into an Account for any reason.  JPMS shall withdraw Stock from the Seller’s Account in order to effect sales of Stock under this Sales Plan.  If on any day that sales are to be made under this Sales Plan the number of shares of Stock in the Seller’s Account is less than the number of shares to be sold on such day, then JPMS shall notify Seller promptly of such deficiency, and Seller agrees to promptly deposit into the Account the number of shares of Stock necessary to eliminate such deficiency.

4.                    Seller agrees not to remove or transfer shares of Stock out of the Account, in any manner that would cause an alteration of, or deviation from, the terms of this Sales Plan.

5.                    To the extent that any Stock remains in the Seller’s Account upon termination of this Sales Plan, JPMS agrees to return any such Stock for which JPMS had restrictions removed for the purpose of this Sales Plan promptly to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

6.                    JPMS will deduct its reasonable and customary commissions from the proceeds of sales of Stock under this Sales Plan, together with any other expenses incurred by JPMS in connection with such sales.

7.                    The Total Plan Shares, the shares to be sold on a particular day, and the limit prices, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Sales Plan.

8.                    Subject to Paragraph F.5, this Sales Plan shall become effective on October 1, 2014 (“Effective Date”), and shall terminate on the earlier of (a) the close of business on December 31, 2014; (b) the date on which the Total Plan Shares have been sold; (c) the date this Sales Plan is terminated pursuant to Section E; (d) the date on which the unit of JPMS responsible for executing sales of Stock pursuant to this Sales Plan receives notice or otherwise becomes aware of (i) the closing of a tender or exchange offer with respect to the Stock or of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company or for other consideration; (ii) the death or mental incapacity of the Seller; or (iii) the commencement or impending commencement of any proceedings in respect of or triggered by Seller’s bankruptcy or insolvency.

9.                    Seller acknowledges and agrees that he does not have authority, influence or control over any sales of Stock effected by JPMS pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales.  JPMS agrees not to seek advice from Seller with respect to the manner in which it effects sales under this Sales Plan.  JPMS shall execute the trades in such a way as to attempt to minimize the negative price impact on the market and to attempt to maximize the prices obtained for the shares sold.  JPMS may use its discretion in how to work the order to attempt to achieve the best execution above the minimum price per share, but at no time will the Seller communicate to JPMS any instructions on how to execute the order.

10.             Seller will be notified of all transactions pursuant to customary trade confirmations that are provided in the normal course of business.  In addition, JPMS will use reasonable efforts to notify both the Issuer and the Seller via email of each transaction pursuant to this Sales Plan no later than one business day after the trading date of such transaction.

11.             Seller understands that JPMS may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to JPMS, an insufficient number of shares of Stock being in the Account, JPMS having received written confirmation from the Issuer that the Issuer has not complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act that are a condition to complying with Rule

144 or 145 under the Securities Act of 1933 (the “Securities Act”), or a pending sale under this Sales Plan causing Seller to exceed any applicable volume limitations of Rule 144 or 145 under the Securities Act.  If any sale cannot be executed as required by Paragraph A.1 due to: (a) Issuer not complying with the reporting requirements of Section 13 or 15(d) of the Exchange Act that are a condition to complying with Rule 144 or 145 under the Securities Act, JPMS will carry over any unsold shares to be sold in whole or in increments pursuant to the terms of Schedule A as and when the Issuer has provided written confirmation to JPMS that the Issuer is currently compliant with such reporting requirements; (b) the applicable volume limitations of Rule 144 or 145 under the Securities Act, then JPMS will recalculate the volume limitations on a weekly basis and carry over any unsold shares to be sold in whole or in increments pursuant to the terms of Schedule A as and when the volume limitations permit; or (c) a market disruption, a legal, regulatory or contractual restriction applicable to JPMS or any other such event, such sale shall be cancelled and shall not be effected pursuant to this Sales Plan, and, notwithstanding any language to the contrary herein, there shall be no carryover associated with such cancelled sale other than as set forth in Schedule A.

12.             It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

13.             In the event that it is necessary for JPMS to borrow or purchase shares of Stock in order to complete any sale on behalf of Seller pursuant to this sales Plan, Seller authorizes JPMS to borrow or purchase such shares and agrees to be responsible for any expense or loss which JPMS may sustain relating to such borrowing or purchase, including any expense or loss JPMS may sustain as a result of its inability to borrow or purchase shares of Stock to complete its delivery obligation.

B.  RULES 144 AND 145

The following three paragraphs shall only apply to Sellers who are subject to Rules 144 and 145.

1.                    JPMS agrees to conduct all sales in accordance with the manner of sale requirement of Rule 144 or 145 under the Securities Act, and in no event shall JPMS effect any such sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming JPMS’s sales under this Sales Plan and those notified to JPMS pursuant to Paragraph B.3 are the only sales subject to that limitation.  JPMS will be responsible for completing and filing on behalf of the Seller the required Form 144s that Seller shall execute and provide, as requested by JPMS. Seller understands and agrees that JPMS shall make one Form 144 filing at the start of each three-month period with the initial filing made on the date on which the first order to sell Stock is placed hereunder.

2.                    Each such Form 144 shall state in the “Remarks” section that the sales thereunder are being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c), shall include the date the Seller adopted this Sales Plan and shall indicate that the representation regarding the Seller’s knowledge of material information speaks as of the adoption date of this Sales Plan.

3.                    Seller agrees not to take any action that would cause the sales not to comply with Rule 144 or 145, and Seller agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take any action that would cause the sales not to comply with Rules 144 or 145.  Seller may not enter into any other selling program or transaction without the prior consent of JPMS.  Notwithstanding the foregoing, the Seller may without the prior written consent of JPMS enter into additional sales transactions starting November 11, 2014. Such additional sale transactions outside of the Sales Plan will only be conducted through JPMS and Seller will take all necessary steps so that such additional sales transactions will not cause the sales under this Sales Plan to no longer comply with Rule 144 or 145.

C.  REPRESENTATIONS AND AGREEMENTS OF SELLER

1.                    Seller represents and warrants that as of the time of execution of, and entering into, this Sales Plan: (a) to the best of Seller’s knowledge there is no blackout period (as defined in 17 C.F.R. Section 245.100(b), a “Blackout Period”) in effect for Issuer, (b) the Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) or of the actual or approximate beginning or ending dates of a Blackout Period for Issuer, and (c) the Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws.

2.                    At the time of Seller’s execution of this Sales Plan, Seller has not entered into or altered a corresponding or hedging transaction with respect to the Total Plan Shares.  Seller agrees not to enter into any such transaction while this Sales Plan remains in effect.

3.                    Seller agrees to make all filings, if any, required under and monitor his own compliance with Sections 13(d), 13(g) and 16 of the Exchange Act.

4.                    Except as provided in Paragraph B.1, Seller acknowledges and agrees that JPMS has no duty to determine whether Seller has violated Rules 144 or 145 under the Securities Act, or Sections 13(d), 13(g) or 16 of the Exchange Act or the rules adopted by the SEC thereunder.  Seller understands that this Plan in no way alters his obligations and responsibilities under Section 16, including those prohibitions against short swing profits.

5.                    Seller understands that there may be specific state law restrictions or limitations applicable to this Sales Plan. Seller acknowledges and agrees that JPMS has not provided Seller with any tax, accounting or legal advice.  Seller understands that he should seek the advice of counsel regarding this Sales Plan and the various securities and tax law issues related thereto.

6.                    Seller agrees to notify JPMS immediately in the event of trading restrictions being imposed as the result of any lock up event restricting sales by affiliates, such as a stock offering or tender offer.

7.                    Seller represents and warrants that he is able to sell shares of Stock, as contemplated by this Sales Plan, in accordance with the Issuer’s insider trading policies and Seller has obtained the acknowledgement of the Issuer to enter into this Sales Plan. Seller further represents and warrants that the Stock is not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rules 144 or 145, if applicable).

D.  INDEMNIFICATION AND LIMITATION ON LIABILITY

1.                    Seller agrees to indemnify and hold harmless JPMS and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to JPMS’s actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan (including Seller’s representations and warranties hereunder) or any violation by Seller of applicable laws or regulations.  This indemnification shall survive termination of this Sales Plan.  Notwithstanding the foregoing, Seller shall have no indemnification obligation to the extent any claims, losses, damages or liabilities are due to the gross negligence, recklessness or willful misconduct of JPMS or any other indemnified person.

2.                    Notwithstanding any other provision hereof, JPMS shall not be liable to Seller for: (a) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (b) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

E.  SUSPENSION, TERMINATION AND AMENDMENT

1.                    This Sales Plan may be (a) suspended or terminated by Issuer at any time upon three business days’ prior written notice or (b) terminated by Seller at any time upon three business days’ prior written notice.  Any such suspension or termination shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.  JPMS will require certain representations from Seller and acknowledgement of Issuer as a condition to such suspension or termination.

2.                    This Sales Plan shall be suspended, or at JPMS’s option, terminated, if JPMS receives notice, whether pursuant to Paragraph C.6 or otherwise, of the occurrence of any legal, contractual or regulatory restriction applicable to Seller or its affiliates, including without limitation, any restriction related to a merger or acquisition, or a stock offering requiring an affiliate lock-up, that would prohibit sales pursuant to this Sales Plan.

3.                    Seller may amend or modify this Sales Plan only upon the written consent of JPMS.  Any such amendment or modification shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.  Seller agrees that he will not amend or modify this Sales Plan at any time:  (a) that a Blackout Period is in effect for Issuer or (b) that he is aware of any material non-public information about the Issuer and/or the Stock or of the actual or approximate beginning or ending dates of a Blackout Period for Issuer.  JPMS will require certain representations from Seller and acknowledgement of Issuer as a condition to such amendment or modification.

F.  GENERAL

1.                    This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles and may be modified or amended only by a writing signed by the parties hereto and acknowledged by the Issuer.

2.                    This Sales Plan shall be subject to all terms and conditions governing the Seller’s Account, including the General Terms for Accounts and Services, the Asset Account Agreement and the JPMS Brokerage Agreement, including such provisions dealing with binding arbitration and waiving the right to litigate.  This Sales Plan, together with the terms and conditions referenced in the preceding sentence, as well as any amendments or modifications made pursuant to this Sales Plan and those terms and conditions, represent the complete agreement between the parties on these subjects.

3.                    All notices to JPMS under this Sales Plan shall be given to JPMS by facsimile at (212) 464-1118 or by certified mail at J.P. Morgan Securities LLC., 270 Park Avenue, 5th Floor, New York, NY 10017, Attn:  Richelle Mackiewicz.

4.                    Seller’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of JPMS.

5.                    This Sales Plan shall not be effective until executed by Seller and JPMS, and acknowledged by Issuer.  This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Signature(s):

Hilrod Holdings LP

By:	/s/ Antony Joffe	September 12, 2014
Name: Antony Joffe
Title: Trustee

Rodney C. Sacks Trust

By:	/s/ Rodney C. Sacks	September 12, 2014
Name: Rodney C. Sacks
Title: Trustee

J.P. Morgan Securities LLC

By:	/s/ Richelle Mackiewicz	September 12, 2014
Name: Richelle Mackiewicz
Title: Managing Director

Acknowledged:

Monster Beverage Corporation

By:	/s/ Paul Dechary	September 12, 2014
Name:	Paul Dechary
Title:	Vice President and Senior Legal Counsel
Address:	1 Monster Way, Corona, CA 92879